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                               AMENDMENT NUMBER 1

                                       TO

               COMMON STOCK SUBSCRIPTION WARRANT, SERIES B-2 No. 1

                      To Subscribe for and Purchase Shares
                               of Common Stock of
                         Highlands Insurance Group, Inc.

                  THIS AMENDMENT NUMBER 1, dated as of April 30, 1997 (this "Amendment"), is entered into by and between Highlands Insurance Group, Inc., a Delaware corporation (the "Company"), and the undersigned Holder of that certain Common Stock Subscription Warrant, Series B-2, No. 1, dated January 23, 1996 (the "Warrant"), to purchase from the Company up to THIRTY-FOUR THOUSAND NINE HUNDRED ELEVEN (34,911) fully paid and non-assessable shares of the Common Stock of the Company pursuant to the terms of the Warrant. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed thereto in the Warrant.

                                    RECITALS

                  A. The Company has entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of February 13, 1997 (as amended by Amendment Number 1 thereto, the "Merger Agreement"), by and among the Company, Highlands Acquisition Corp. and Vik Brothers Insurance, Inc.

                  B. Section 6.9(a) of the Merger Agreement requires certain amendments to be made to the terms of the Warrant.

                  C. Pursuant to Section 14(a) of the Warrant, the Company and the Holder wish to amend the terms of the Warrant as set forth below in order to comply with Section 6.9(a) of the Merger Agreement.

                  Now therefore, in consideration of the foregoing and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Holder agrees as follows:

                                    AGREEMENT

                  1. The following terms and definitions shall be inserted in alphabetical order into Section 13 of the Warrant:





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                                    "Affiliate" shall mean, with respect to a
                  specified Person, any other Person which controls, is controlled by or is under common control with such specified Person.

                                    "Change of Control" shall mean

                                          (i) the occurrence of any event
                           (including any merger or consolidation of the Company or any Subsidiary of the Company with or into another Person, any merger of another Person into the Company or any Subsidiary of the Company or any other similar transaction) that results in any Person or group (other than one or more of IP and its Affiliates) having "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of the Company representing, at the time of determination, in excess of 25% of the number of votes that could be cast in the election of directors of the Company at such time by the holders of all outstanding Voting Securities of the Company;

                                         (ii) the sale, lease, assignment,
                           transfer or other disposition (including, without limitation, by reinsurance, liquidation or dissolution), of all or substantially all of the assets or business of (A) the Company and its Subsidiaries considered as a whole or (B) Highlands Insurance Company and its Subsidiaries considered as a whole, in any such case to any Person or group (other than one or more of IP and its Affiliates) in one transaction or a series of related transactions; or

                                        (iii) the occurrence of any event
                           (including any merger or consolidation of Highlands Insurance Company with or into another Person, any merger of another Person into Highlands Insurance Company or any other similar transaction) that results in any Person or group (other than one or more of the Company, IP, and any Affiliate of IP) having "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of any Voting Securities of Highlands Insurance Company.

                                    "IP" shall mean, collectively, Insurance
                  Partners, L.P. and Insurance Partners Offshore (Bermuda),
                  L.P.

                                    "Voting Securities" shall mean any class of
                  capital stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election



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                  of directors, managers, trustees or general partners of such
                  Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

                  2. Notwithstanding any provision of the Warrant to the contrary, no adjustment shall be made to the number of shares of Common Stock issuable upon exercise of the Warrant as a result of any Additional Adverse Development.

                  3. Notwithstanding any provision of the Warrant to the contrary, the issuance of Common Stock pursuant to, and in transactions entered into in connection with, the Merger Agreement and the transactions contemplated thereby shall not (i) constitute a Change of Control pursuant to the Warrant,
(ii) result in an adjustment to the number of shares of Common Stock issuable upon exercise of the Warrant and (iii) result in an adjustment of the exercise or conversion price of the Warrant.

                  4. This Amendment may be executed in two or more counterparts and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.

                  5. All other provisions of the Warrant shall not be affected by this Amendment and shall remain in full force and effect.

                       [SIGNATURES CONTAINED ON NEXT PAGE]




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                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

                                    HIGHLANDS INSURANCE GROUP, INC.


                                    By: _______________________________________
                                    Name:______________________________________
                                    Title:_____________________________________






HOLDER:                              __________________________________________
                                                 RICHARD M. HAVERLAND